Exhibit 99

FOR IMMEDIATE RELEASE

July 27, 2005

                       THE EASTERN COMPANY REPORTS RESULTS
                  FOR THE SECOND QUARTER AND SIX MONTHS OF 2005

Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the second quarter and six months of 2005. Sales for the quarter were $27.4 million, compared to $25.3 million for the same period in 2004, an 8% increase, while net income was $1.1 million, or $0.28 per diluted share, compared to the $761,000, or $0.20 per diluted share, reported in the second quarter of 2004, a 42% increase.

Net sales for the six months were $53.7 million compared to $49.9 million for the first six months of the previous year, an 8% increase. Year to date earnings for the six-month period ended July 2, 2005 were $1.8 million or $0.47 per diluted share, compared to $1.8 million or $0.49 per diluted share for the same period in 2004.

Leonard F. Leganza, President and CEO stated, "We are pleased with the results of the second quarter and particularly those of our Industrial Hardware Group where we experienced a 23% increase in sales for the second quarter and 21% for the six month period as compared to the same periods a year ago. Continued strength in the vehicular and industrial hardware markets, coupled with a resurgence in demand for product supplied to subcontractors for military vehicles, were important factors leading to the positive performance of the group. We anticipate strong results from this group for the balance of the year.

Mr. Leganza continued, "Despite a reduced demand in the sales of locks to the computer industry, sales in our Security Products Group did increase 5% in the second quarter as compared to the second quarter of 2004. Our SearchAlert(TM) luggage locks continued to reflect strong demand, and sales of our smart card products to the commercial laundry industry also increased."

Mr. Leganza commented further, "Our Metal Products Group second quarter sales revenues were off 30% as compared to the second quarter of 2004. We will continue to evaluate our various options, which include the introduction of our proprietary mine roof support anchors in underground coal mines in China."

Mr. Leganza also stated, "The Company will continue to invest in its Asian Operations to fulfill our objective of developing a market for our products in Asia despite the recent revaluation policies with respect to the Chinese yuan."

The Eastern Company is a 147-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255